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                                                                   EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 24, 2002, except for Notes 20 and 21 to the consolidated financial statements, as to which the date is March 27, 2002, relating to the consolidated financial statements and financial statement schedule, which appear in MedImmune, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated June 12, 2002, relating to the consolidated financial statements of Aviron, which appears in the Current Report on Form 8-K of MedImmune, Inc. dated July 10, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP


San Jose, California
September 5, 2002